Exhibit 5.1

VENABLE® LLP

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202
T 410.244.7400 F 410.244.7742 www.Venable.com

October 15, 2019

Trinity Sub Inc.
55 Merchant Street, Suite 1500
Honolulu, Hawaii 96813

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to Trinity Sub Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration and issuance of 154,823,562 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company, to be issued by the Company in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of August 9, 2019 (the “Merger Agreement”), by and among the Company, Trinity Merger Corp., a Delaware corporation, Trinity Merger Sub I, Inc., a Delaware corporation, Trinity Merger Sub II, LLC, a Delaware limited liability company, PBRELF I, LLC, a Washington limited liability company, BRELF II, LLC, a Washington limited liability company, BRELF III, LLC, a Washington limited liability company, BRELF IV, LLC, a Washington limited liability company, Pyatt Broadmark Management, LLC, a Washington limited liability company, Broadmark Real Estate Management II, LLC, a Washington limited liability company, Broadmark Real Estate Management III, LLC, a Washington limited liability company, and Broadmark Real Estate Management IV, LLC, a Washington limited liability company.  Pursuant to the Merger Agreement, 13,811,676 Shares (the “Warrant Shares”) are issuable pursuant to the exercise of warrants to purchase shares of Common Stock (the “Warrants”).  The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1. The Registration Statement and the related form of joint proxy statement/prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Trinity Sub Inc.
October 15, 2019

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company relating to, among other matters, (i) the approval of the Merger Agreement; and (ii) the issuance of the Shares pursuant to the Merger Agreement (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6. The Merger Agreement;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Trinity Sub Inc.
October 15, 2019

5. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.  We note that, as of the date hereof, there are more than 590,000,000 shares of Common Stock available for issuance under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Merger Agreement, the Registration Statement and, solely with regard to the Warrant Shares, the Warrants, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or any other state law.  We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP